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                      April 28, 2023

       Tom Brock
       Chief Financial Officer
       Energy Fuels Inc.
       225 Union Blvd. Suite 600
       Lakewood, CO 80228

                                                        Re: Energy Fuels Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-36204

       Dear Tom Brock:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              James Guttman -
External Counsel